EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Subsidiary	State or Jurisdiction of Incorporation
Motient Holdings Inc.	Delaware
Motient Communications Inc.	Delaware
Motient Services Inc.	Delaware
Motient License Inc.	Delaware
MVH Holdings Inc.	Delaware
Motient Ventures Holdings Inc.	Delaware
TerreStar Networks Inc.	Delaware
TerreStar Global Ltd.	Bermuda